UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                           -------------------------
                                   FORM 8-K/A
                                Amendment No. 1
                           -------------------------


              Current Report Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934 Date of report

              (Date of earliest event reported): September 29, 2000

                          ARC Wireless Solutions, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                      Utah
                 ----------------------------------------------
                 (State of other jurisdiction of incorporation)


       000-18122                                         87-0454148
------------------------                    ------------------------------------
(Commission File Number)                    (IRS Employer Identification Number)

                           4860 Robb Street, Suite 101
                        Wheat Ridge, Colorado, 80033-2163
           -----------------------------------------------------------
           (Address of principal executive offices including zip code)

                                 (303) 421-4063
               --------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

This Form 8-K/A amends Form 8-K filed by ARC Wireless Solutions, Inc. with the Securities and Exchange Commission on October 13, 2000 concerning an event that occurred on September 29, 2000 (the "Original Form 8-K") by including the financial statements and pro forma financial information referred to below.


Item 7.      Financial Statements, Pro Forma Information and Exhibits

                  (a) Financial Statements of Business Acquired

                           (1)      Report of Independent Auditors.

                           (2) Starworks Technology, Inc. balance sheets as of September 29, 2000 and December 31, 1999 and the related statements of operations, shareholders' (deficit) equity, and cash flows for the nine months ended September 29, 2000 and the year ended December 31, 1999.

                           (3) Notes to Financial Statements of Starworks Technologies, Inc.

                  (b) Pro Forma Financial Information

                           (1) Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1999

                           (2)      Unaudited Pro Forma  Condensed  Statement of
                                    Operations   for  the  nine   months   ended
                                    September 30, 2000

                           (3) Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2000

                         Report of Independent Auditors

The Shareholders
Starworks Technology, Inc.

We have audited the accompanying balance sheets of Starworks Technology, Inc. as of September 29, 2000 and December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the nine-month period ended September 29, 2000 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starworks Technology, Inc. at September 29, 2000 and December 31, 1999, and the results of its operations and cash flows for the nine-month period ended September 29, 2000 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                     /s/  ERNST & YOUNG LLP


Atlanta Georgia
November 15, 2000

                           Starworks Technology, Inc.

                                 Balance Sheets

                                                                  September 29, 2000     December 31, 1999
                                                                 --------------------------------------------
                                                                        (In thousands, except shares)
Assets
Current assets:
   Cash                                                                   $   108             $    222
   Restricted cash                                                             33                   88
   Accounts receivable, less allowance for doubtful accounts of
      $50 and $20 for 2000 and 1999, respectively                             305                  776
   Inventory                                                                  634                  766
   Prepaid expenses                                                            14                    7
                                                                 --------------------------------------------
Total current assets                                                        1,094                1,859

Fixed assets, net                                                              42                   36

Deposits and other assets                                                      22                    7
                                                                 --------------------------------------------
Total assets                                                               $1,158               $1,902
                                                                 ============================================

Liabilities and shareholders' equity

Current liabilities:
   Accounts payable                                                       $   791              $   919
   Revolving bank loan                                                        340                  676
   Accrued expenses                                                            77                   17
                                                                 --------------------------------------------
Total current liabilities                                                   1,208                1,612

Commitment and contingencies

Shareholders' equity:
   Common stock, no par value, 100,000 shares authorized, and
   Accumulated (deficit) earnings                                             (50)                 290
                                                                 --------------------------------------------
Total shareholders' (deficit) equity                                          (50)                 290
                                                                 --------------------------------------------
Total liabilities and stockholders' (deficit) equity                       $1,158               $1,902
                                                                 ============================================

See accompanying notes.

                           Starworks Technology, Inc.

                            Statements of Operations

                                                                     Nine-month
                                                                    period ended             Year ended
                                                                  September 29, 2000     December 31, 1999
                                                                 --------------------------------------------
                                                                               (In thousands)

Net sales                                                                 $3,291                 $5,576

Cost of goods sold                                                         2,823                  4,689
                                                                 --------------------------------------------

Gross profit                                                                 468                    887

Selling, general and administrative expenses                                 541                    793
                                                                 --------------------------------------------

(Loss) income from operations                                                (73)                    94

Other (income) expense
    Interest expense                                                          77                     59
    Other income                                                             (20)                     -
                                                                 --------------------------------------------
                                                                              57                     59
                                                                 --------------------------------------------

Net (loss) income                                                       $ (130)                 $    35
                                                                 ============================================

See accompanying notes.

                           Starworks Technology, Inc.

                       Statements of Shareholders' Equity

                          (In thousands, except shares)



                                                Common Stock             Accumulated
                                      --------------------------------    (Deficit)
                                         Shares          Amount            Earnings              Total
                                      ------------------------------------------------------------------------
Balance, January 1, 1999                   10,000         $    -              $ 591                 $ 591
   Net income                                   -              -                 35                    35
   Shareholder distributions                    -              -               (336)                 (336)
                                      ------------------------------------------------------------------------
Balance, December 31, 1999                 10,000              -                290                   290
   Net (loss)                                   -              -               (130)                 (130)
   Shareholder distributions                    -              -               (210)                 (210)
                                      ------------------------------------------------------------------------
Balance, September 29, 2000                10,000         $    -             $  (50)               $  (50)
                                      ========================================================================

See accompanying notes.

                           Starworks Technology, Inc.

                            Statements of Cash Flows

                                                                   Nine-month period
                                                                  ended September 29,   Year ended December
                                                                         2000                31, 1999
                                                                 --------------------------------------------
  Operating activities
  Net (loss) income                                                        $(130)               $   35
  Adjustments to reconcile net (loss) income to net cash
       Depreciation expense                                                    8                     5
       Changes in operating assets and liabilities:
        Restricted cash                                                       55                   (88)
        Accounts receivable                                                  471                  (334)
        Inventory                                                            132                  (425)
        Prepaid expenses and other assets                                    (22)                  (11)
        Accounts payable and accrued expenses                                (68)                  571
                                                                 --------------------------------------------
  Net cash provided by (used in) operating activities                        446                  (247)
                                                                 --------------------------------------------

  Investing activities
  Cash paid for fixed assets                                                 (14)                  (29)
                                                                 --------------------------------------------
  Net cash used in investing activities                                      (14)                  (29)
                                                                 --------------------------------------------

  Financing activities
  Net (repayments) borrowings on
     revolving bank loan                                                    (336)                  676
  Distributions to stockholders                                             (210)                 (336)
                                                                 --------------------------------------------
  Net cash (used in) provided by financing activities                       (546)                  340
                                                                 --------------------------------------------

  Net (decrease) increase in cash                                           (114)                   64
  Cash, beginning of year                                                    222                   158
                                                                --------------------------------------------
  Cash, end of year                                                        $ 108                 $ 222
                                                                 ============================================

  Supplemental cash flow information
  Cash paid for interest                                                  $   77                $   59
                                                                 ============================================

See accompanying notes.

                           Starworks Technology, Inc.

                          Notes to Financial Statements

                   Nine-month period ended September 29, 2000
                      and the year ended December 31, 1999


1. Organization and Summary of Significant Accounting Policies

Organization

Starworks Technology, Inc. (the Company) was incorporated as a Subchapter S corporation in Georgia on December 19, 1997. The Company operates in a single business segment, specializing in the design, manufacturing, marketing, distribution and service of direct-to-home dish satellite installation kits in the United States, primarily through original equipment manufacturers and third-party distributors, and retailers.

The products are sold to customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Losses from credit sales are provided for in the financial statements and have historically been within management's expectations.

Inventory

Inventory is valued at the lower of cost or market using the first-in first-out method. Inventory consists primarily of raw materials at September 29, 2000 and December 31, 1999.

Fixed Assets

Fixed assets are stated at cost. The Company uses the straight-line method over estimated useful lives of three to seven years to compute depreciation for financial reporting purposes. Fixed assets consist of the following:

                                        September 29, 2000   December 31, 1999
                                        -------------------- -------------------

         Manufacturing equipment              $ 56,000             $ 42,000
         Furniture and fixtures                  1,000                1,000
                                        -------------------- -------------------
                                                57,000               43,000
         Accumulated depreciation              (15,000)              (7,000)
                                        -------------------- -------------------
                                              $ 42,000             $ 36,000
                                        ==================== ===================

Revenue Recognition

Sales are recorded when goods are shipped.

Fair Value of Financial Instruments

The Company's short-term financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable.

Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Income Taxes

There is no provision for income taxes in the financial statements of the Company, as the Company is not subject to Corporate income taxes under the provisions of Subchapter S of the Internal Revenue Code. Accordingly the shareholders are taxed on their shares of the Company's taxable income, whether distributed or not.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs charged to operations were approximately $74,000 and $98,000 for the nine-month period ended September 29, 2000 and the year ended December 31, 1999, respectively.

2. Revolving Bank Loan Agreement

The Company has a $1,500,000 revolving bank loan agreement (the "Agreement") with the First National Bank of Griffin, Georgia. The Agreement is secured by accounts receivable and restricted cash maintained in a non-collection reserve account as discussed below. In connection with the Agreement, the Company assigns accounts receivable to the bank for collection by the bank.

The amounts advanced under the terms of the Agreement are equivalent to the gross amount of the accounts receivable assigned, net of a one-time bank service charge of 2.65% and a reserve for non-collection of 10%. The service charge is adjusted on a quarterly basis and may be adjusted up to 3.15% based on the average collection period of the accounts receivable. Total service charges under the Agreement were approximately $77,000 and $55,000 for the nine-month period ended September 29, 2000 and the year ended December 31, 1999, respectively.

The amount of the required non-collection reserve is calculated based on the age of specific invoices assigned. The non-collection reserve has been established in the form of an interest-bearing restricted cash account. Restricted cash in connection with this arrangement totaled $33,000 and $88,000 at September 29, 2000 and December 31, 1999, respectively.

The Company may be required to repurchase any receivable remaining unpaid following 90 days after its due date. At September 29, 2000, the non-collection reserve was greater than the potential repurchase obligation. The Agreement is cancelable upon 60 days written notice by either party and all amounts outstanding become due and payable to the bank.

3. Major Customers

The Company's sales to one customer totaled $1,414,000 or 43% of net sales for the nine-month period ended September 29, 2000. The Company's sales to three separate customers each exceeding 10% of total sales totaled approximately $2,032,000, or 36% of net sales for the year ended December 31, 1999.

4. Operating Leases

The Company leases a building and certain machinery and equipment. Minimum future rentals payable under these operating leases are as follows:

                    2000                   $  20,000
                    2001                      78,000
                    2002                      39,000
                                         --------------
                                            $137,000
                                         ==============

Rent expense amounted to approximately $54,000 and $64,000 for the nine-month period ended September 29, 2000 and the year ended December 31, 1999, respectively.

5. Subsequent Event

On September 29, 2000, ARC Wireless Solutions, Inc. (formerly named Antennas America, Inc.) purchased, through its subsidiary, Starworks Wireless, Inc., the outstanding shares of Starworks Technology, Inc. for cash and ARC restricted Common Stock totaling approximately $2,300,000. The accompanying financial statements are presented on the basis of historical cost and do not include any adjustments which may be necessary to reflect the acquisition transaction.

                  (b) Pro Forma Financial Information

On September 29, 2000, ARC Wireless Solutions, Inc. (ARC) completed a transaction providing for the merger of Starworks Technologies, Inc. (Starworks) with and into Starworks Wireless Inc., a wholly owned subsidiary of ARC. Starworks operates in a single business segment, specializing in the design, manufacturing, marketing, distribution and service of direct-to-home dish satellite installation kits. In exchange for the outstanding common shares of Starworks, the stockholders of Starworks received aggregate consideration of $2.3 million, consisting of a total of $0.8 million in cash and $1.5 million in shares of restricted ARC common stock. 1,959,499 shares were issued, based on the weighted average trading price of $0.7655 per share on the closing date. The total purchase cost of the Starworks Technology Inc. merger is as follows:

         Cash paid.............................................  $   806,000
         Value of securities issued............................    1,500,000
                                                                   ---------
                                                                   2,306,000

         Direct transaction costs and expenses (estimated) ....      150,000
                                                                   ---------

         Total purchase cost...................................  $ 2,456,000
                                                                   =========

Preliminary allocation of purchase price:

                                                              Annual      Useful
                                              Amount      Amortization    Lives
                                           ------------   -------------  ------
Tangible net assets                        $   (50,000)         n/a        n/a
Intangible assets                            2,506,000       $167,000      15
                                             ---------       --------
Total purchase cost                        $ 2,456,000       $167,000
                                             =========       ========

ARC is in the process of performing an internal valuation of the intangible assets acquired. Once the valuation is completed, ARC will amortize these assets over their useful lives. Management estimates that the useful lives of the intangible assets acquired will range from 10 to 20 years, with an expected average life of 15 years.

The Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 and the Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2000 should be read in conjunction with the financial statements of ARC Wireless Solutions, Inc., as previously filed and the separate financial statements of Starworks Technology, Inc. included herein. This unaudited financial information is based on the historical financial statements of ARC and Starworks after giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Statements of Operations and Unaudited Pro Forma Condensed Balance Sheet. The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the periods presented or which may result in the future. The Unaudited Pro Forma Condensed Statements of Operations are presented as if the operations of ARC, Winncom Technologies, Inc. (acquired May 24, 2000) and Starworks had been combined on January 1, 1999.

                          Unaudited Pro Forma Condensed
                             Statement of Operations

                          Year Ended December 31, 1999
               (All amounts in thousands except per share amounts)

                                                     ARC Wireless       Winncom         Starworks
                                                      Solutions,      Technologies,    Technology,      Pro forma    Pro forma
                                                         Inc.           Inc. (b)         Inc. (d)      Adjustments   Combined
                                             ---------------------------------------------------------------------------------

Net revenues                                            $4,568           $7,338          $5,576           $  -       $17,482
Cost of goods sold                                       3,484            5,540           4,689              -        13,713
                                             ---------------------------------------------------------------------------------
Gross profit                                             1,084            1,798             887              -         3,769

Operating expenses:
  Selling, general and administrative                    1,201            1,101             793              -         3,095
  Amortization of purchased intangibles                      -                -               - (a, c)     980           980
                                             ---------------------------------------------------------------------------------
Total operating expenses                                 1,201            1,101             793            980         4,075

Income (loss) from operations                             (117)             697              94           (980)         (306)

Interest expense and other income, net                     120               24              59              -           203
                                             ---------------------------------------------------------------------------------

Income (loss) before income taxes                         (237)             673              35           (980)         (509)
Income tax expense                                         335                -               -              -           335
                                             ---------------------------------------------------------------------------------

Net income (loss)                                    $    (572)         $   673        $     35          $(980)    $    (844)
                                             =================================================================================

Basic and diluted loss per share                     $   (0.01)                                                    $   (0.01)
                                             =================                                                 ===============

Weighted average shares outstanding                     80,090    (b)    23,464    (d)    1,959                      105,513
                                             ==================================================                ===============


See accompanying notes to Unaudited Pro Forma Condensed Statement of Operations.

                          Unaudited Pro Forma Condensed
                             Statement of Operations
                         Nine Months Ended September 30, 2000
              (All amounts in thousands except per share amounts)

                                                    ARC Wireless       Winncom         Starworks
                                                     Solutions,      Technologies,    Technology,      Pro forma     Pro forma
                                                         Inc.           Inc. (b)         Inc. (c)      Adjustments    Combined
                                             ---------------------------------------------------------------------------------

Net revenues                                           $10,959           $5,782          $3,291           $  -       $20,032
Cost of goods sold                                       9,047            4,701           2,823              -        16,571
                                             ---------------------------------------------------------------------------------
Gross profit                                             1,912            1,081             468              -         3,461

Operating expenses:
  Selling, general and administrative                    2,453              718             541              -         3,712
  Amortization of purchased intangibles                    289                -               - (a, c)     448           737
                                             ---------------------------------------------------------------------------------
Total operating expenses                                 2,742              718             541            448         4,449

Income (loss) from operations                             (830)             363             (73)          (448)         (988)

Interest expense and other income, net                     (80)              22              57              -            (1)
                                             ---------------------------------------------------------------------------------

Income (loss) before income taxes                         (750)             341            (130)          (448)         (987)
Income tax expense                                          13                -               -              -            13
                                             ---------------------------------------------------------------------------------

Net income (loss)                                    $    (763)         $   341      $     (130)         $(448)  $    (1,000)
                                             =================================================================================

Basic and diluted loss per share                     $   (0.01)                                                  $     (0.01)
                                             =================                                                 ===============

Weighted average shares outstanding                    118,643  (a)      10,659    (c)    1,945                      131,247
                                             ==================================================                ===============



See accompanying notes to Unaudited Pro Forma Condensed Statement of Operations.

Notes to Unaudited Pro Forma Condensed Statement of Operations

a) The Winncom purchase price has been allocated to specifically identifiable assets acquired. The intangible assets acquired of approximately $12 million are expected to be amortized over an average estimated useful life of 15 years. The related amortization is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Statement of Operations. The purchase price allocation is preliminary subject to change based on the ARC's final analysis. As part of the consideration of the acquisition of Winncom Technologies, Inc., ARC issued 6,946,053 shares of ARC common stock on May 24, 2000 (date of Winncom acquisition).

     In addition, during 2000 ARC Wireless Solutions, Inc. undertook a private placement offering of units of its common stock with attached warrants as a method of funding the Winncom acquisition. The pro forma weighted average shares outstanding for Winncom include the portion of this private placement that took place between March 31, 2000 and May 24, 2000, as these funds were used for the acquisition of Winncom.

b) The pro forma numbers for Winncom represent the results of its operations prior to May 24, 2000 (date of acquisition).

c) The Starworks purchase price has been allocated to specifically identifiable assets acquired. Management expects that the intangible assets acquired of approximately $2.5 million will be amortized over an average estimated useful life of 15 years. The related amortization is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Statement of Operations. The purchase price allocation is preliminary subject to change based on ARC's final analysis. As part of the consideration of the acquisition of Starworks Technology, Inc., ARC Wireless Solutions, Inc. issued 1,959,499 shares of its common stock on September 29, 2000.

d) As September 30, 2000 was a non-working day for Starworks, the results of operations of Starworks for the period ended September 30, 2000 would be the same as those for the audited period ended September 29, 2000 in all material respects. Accordingly, the Unaudited Pro Forma Condensed Statement of Operations for September 30, 2000 includes the September 29, 2000 (date of acquisition) results of operations for Starworks.

                          Unaudited Pro Forma Condensed
                                  Balance Sheet
                            As of September 30, 2000
                             (Dollars in thousands)

                                                               ARC Wireless        Starworks
                                                                Solutions,        Technology,         Pro forma       Pro forma
                                                                   Inc.              Inc.            Adjustments      Combined
                                                       -------------------------------------------------------------------------
                        ASSETS                                                                     (a)
Current assets:
  Cash and cash equivalents                                     $  2,997         $   108              $(1,025)         $  2,080
  Restricted cash                                                      -              33                    -                33
  Accounts receivable, less allowance for
    doubtful accounts                                              3,274             305                    -             3,579
  Inventory                                                        4,586             634                    -             5,220
  Other current assets                                                56              14                  219               289
                                                       -------------------------------------------------------------------------
Total current assets                                              10,913           1,094                 (806)           11,201

Other assets:
  Property, plant and equipment, net                                 457              42                    -               499
  Intangible assets, including goodwill, net                      12,011               -                2,506            14,517
  Other assets                                                        43              22                    -                65
                                                       -------------------------------------------------------------------------
Total assets                                                     $23,424          $1,158              $ 1,700           $26,282
                                                       =========================================================================

                LIABILITIES AND EQUITY
Current liabilities:
  Revolving bank lines of credit                                $  1,354         $   340             $      -          $  1,694
  Accounts payable                                                 4,989             791                    -             5,780
  Current portion of capital lease obligations                        15               -                    -                15
  Accrued expenses and other current
     liabilities                                                     144              77                  150               371
                                                       -------------------------------------------------------------------------
Total current liabilities                                          6,502           1,208                  150             7,860

Capital lease obligations                                              6               -                    -                 6
                                                       -------------------------------------------------------------------------
Total liabilities                                                  6,508           1,208                  150             7,866

Stockholders' equity:
  Common stock                                                        71               -                    1                72
  Additional paid-in capital                                      18,801               -                1,499            20,300
  Retained earnings (deficit)                                     (1,956)            (50)                  50            (1,956)
                                                       -------------------------------------------------------------------------
Total stockholders' equity                                        16,916             (50)               1,550            18,416
                                                       -------------------------------------------------------------------------

Total liabilities and stockholders' equity                       $23,424          $1,158              $ 1,700           $26,282
                                                       =========================================================================

     See accompanying notes to Unaudited Pro Forma Condensed Balance Sheet.

Notes to Unaudited Pro Forma Condensed Balance Sheet

a) On September 29, 2000, ARC purchased, through its subsidiary, Starworks Wireless Inc., the outstanding shares of Starworks Technology, Inc. The acquisition has been accounted for as a purchase. ARC provided $2.3 million in aggregate consideration, consisting of $0.8 million in cash and $1.5 million in shares of restricted ARC common stock (1,959,499 shares). In addition, ARC has accrued estimated costs of $150,000 related to the acquisition of Starworks, of which $25,000 had been paid as of September 30, 2000.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act Of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 ARC Wireless Solutions, Inc.



Date:    December 12, 2000                  By:   /s/ Thomas R. Reed
                                                --------------------
                                                  Thomas R. Reed
                                                  Chief Financial Officer
























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